Exhibit 1.01

Team, Inc.

Conflict Minerals Report

For The Calendar Year Ended December 31, 2014

This report for the calendar year ended December 31, 2014 is presented in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this report, unless otherwise defined herein.

Company Overview

This report has been prepared by management of Team, Inc. (herein referred to as “Team,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all of our majority-owned subsidiaries that are required to be consolidated. We are a leading provider of specialty industrial services, including inspection and assessment, required in maintaining high temperature and high pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries.

Product Overview and Description

Team is primarily a specialty industrial services company; however, a small, immaterial portion of our business involves the manufacture of, or contract to manufacture, parts and equipment to support the provision of our specialty industrial services. In addition to providing these specialty industrial services, we assemble equipment that we use in providing services to our customers, including heat treating services. We occasionally sell heat treating equipment that we have assembled in our facilities to our customers for their own use. Based upon Team’s internal assessment, none of the products that we manufacture, or contract to manufacture, contain Conflict Minerals that are necessary to the functionality or production of these products, with one exception. Various component parts that we purchase to assemble our six-way heat treat control consoles assembled in our Columbus, Ohio facility are “DRC conflict undeterminable”.

Due Diligence Process

In accordance with Rule 13p-1, we conducted due diligence to determine whether any Conflict Minerals are necessary to the functionality or production of a product we manufactured or contracted to manufacture during calendar year 2014. In addition, we conducted in good faith a reasonable country of origin inquiry regarding those conflict minerals that was reasonably designed to determine whether any of the Conflict Minerals originated in the Democratic Republic of the Congo or an adjoining country, as defined in Rule 13p-1, or are from recycled or scrap sources, as defined in Rule 13p-1. Our diligence process also included diligence on the source and chain of custody of these Conflict Minerals utilizing the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011) (“OECD Framework”), an internationally recognized due diligence framework. In designing our diligence measures, we took into account our role and position in the minerals supply chain and the OECD Framework recommendations for downstream actors with no direct relationships to smelters or refiners. No independent sector audit was performed for the temporary period, calendar year ended December 31, 2014, per the instructions to Form SD.

Our Conflict Minerals due diligence process conducted in accordance with the OECD Framework included the following steps:

A. Establishment of Company Management Program and Systems

Our Conflict Minerals compliance team is led by our Senior Legal Counsel and a team of subject matter experts from relevant Company functions, such as purchasing, manufacturing, and accounting and finance. This team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts.

We have adopted Conflicts Minerals policies to mitigate risks related to Rule 13p-1. In addition, we are refining our internal policies and processes toward preventing the use of Conflict Minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the “Covered Countries”. Our goals in establishing these practices are to (i) not knowingly procure specified minerals that originate from facilities in the “Covered Countries” that are not certified as conflict free and (ii) encourage our suppliers whose products contain Conflict Minerals to establish policies, due diligence frameworks, and management systems consistent with the OECD Framework that are designed to accomplish this goal, and require their suppliers to do the same.

We are establishing a system of internal controls to identify our products which contain Conflict Minerals, to communicate expectations to our relevant suppliers, to engage our relevant suppliers to support our Conflict Minerals practices, to retain relevant records and to respond to requests from our customers and suppliers related to Conflicts Minerals.

B. Identification and Assessment of Risk in Our Supply Chain

In conducting supply chain diligence, we utilized a supply chain survey and the standard Conflict Minerals reporting templates utilizing the Electronic Industry Citizenship Coalition ® and Global e-Sustainability Initiative (“EICC/GeSI”) Conflict Minerals Reporting Template, known as the CFSI Reporting Template, to survey our relevant, active suppliers and to identify the smelters and refiners. This template includes questions regarding the origin of Conflict Minerals included in supplier products, a supplier’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the suppliers and their suppliers use.

We intend to establish a process to assess the information gathered from our supply chain survey and to compare to lists of facilities against facilities which have been identified as “conflict free” by programs such as the EICC/GeSI Conflict Free Smelter Program.

C. Design and Implementation of Strategy to Respond to Identified Risks

We are implementing a risk mitigation response plan to track smelters and refiners and to disengage business relationships with suppliers that are not “conflict free.” We plan to work with our suppliers who are determined to be sourcing from “non-conflict free” smelters to move towards using “conflict free” smelters within a reasonable time frame. If we determine that any of the components of our products contain minerals from a mine or facility that is “non-conflict free,” we will work towards transitioning to products that are “conflict free.”

D. Support of Third Party Smelter/Refiner Audits

We will encourage the development and implementation of third party audits of smelter/refiners sourcing practices and, where practical, will support efforts to encourage such facilities in our supply-chain to participate in smelter/refiner due diligence validation activities.

E. Report on Conflict Minerals Due Diligence.

We established a diligence framework that includes the documentation of our practices and due diligence efforts, filed this Conflict Minerals report with the Securities and Exchange Commission and have posted this Conflict Minerals report on our website.

We have responded, and will continue to respond, to customer and supplier requests for information on our Conflict Minerals practices. We are developing processes designed to allow for the escalation of issues and concerns related to our Conflict Minerals practices and potential issues associated with supplier non-responsiveness or problematic responses to our surveys.

Supply Chain Overview

As a company in the industrial maintenance and repair business, Team is several levels removed from the actual mining of Conflict Minerals. Team does not make purchases of raw ore or unrefined Conflict Minerals, makes no purchases in the Covered Countries and only a small portion of our business involves manufacturing or assembling products. We defined the scope of our Conflict Minerals due diligence by identifying and reaching out to our current suppliers that provide components or engage in manufacturing activities that are likely to contain Conflict Minerals. In order to manage the scope of this task, Team, as described in the Due Diligence Process section of this report, has relied upon our suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to us, including the sources of Conflict Minerals that are supplied to them from sub-tier suppliers.

Reasonable Country of Origin Inquiry

We conducted an analysis of our products and found that Conflict Minerals may be present in our heat treat consoles. Therefore, the products that we manufacture are subject to the reporting obligations of Rule 13p-1.

Team conducted a good faith reasonable country of origin inquiry by surveying our various suppliers as noted herein. The majority of suppliers stated that their materials did not contain the Conflict Minerals, the supplier was unable to determine whether the products they sold to us contained Conflict Minerals or the supplier was still in the process of evaluating the source of Conflict Minerals in their products.

We expect that it will take additional time for many of our suppliers to verify the origin of all of the minerals in the products they supply. With the further implementation of our Conflict Minerals practices with our suppliers and the implementation of our supply chain due diligence processes, we expect to further develop transparency into our supply chain.

Conflict Minerals Status Analysis and Conflict Status

Team has concluded that our supply chain remains “DRC conflict undeterminable”. We have reached this conclusion because we have been unable to determine the origin of all of the Conflict Minerals used in our heat treat consoles.